UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                               (Amendment No. 1*)

                    Under the Securities Exchange Act of 1934



                              VERENIUM CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    92340P100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

   John A. Genest                                    with a copy to
   Charles River Ventures, LLC                       Sarah Reed, Esq.
   1000 Winter Street, Suite 3300                    Lowenstein Sandler PC
   Waltham, Massachusetts 02451-1475                 One Bowdoin Square
   781-768-6000                                      Boston, Massachusetts 02114
                                                     617-399-5999
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                 March 10, 2008
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule l3G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No.     92340P100
--------------------------------------------------------------------------------
1)   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only):

        Charles River Partnership XII, LP

--------------------------------------------------------------------------------
2)   Check the Appropriate Box if a Member of a Group (See Instructions):

            (a)   [X]
            (b)   [ ]

--------------------------------------------------------------------------------
3)   SEC Use Only

--------------------------------------------------------------------------------
4)   Source of Funds (See Instructions):   WC, OO

--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e):
                    [ ]
--------------------------------------------------------------------------------
6)   Citizenship or Place of Organization:   Delaware

--------------------------------------------------------------------------------
     Number of                        7)  Sole Voting Power:                  0
                                          --------------------------------------
     Shares Beneficially              8)  Shared Voting Power:        3,998,774*
                                          --------------------------------------
     Owned by
     Each Reporting                   9)  Sole Dispositive Power:             0
                                          --------------------------------------
     Person With                     10)  Shared Dispositive Power:   3,998,774*
                                          --------------------------------------
--------------------------------------------------------------------------------
11)  Aggregate Amount Beneficially Owned by Each Reporting Person:
                      3,998,774*
--------------------------------------------------------------------------------
12)  Check  if  the  Aggregate  Amount in  Row (11) Excludes Certain Shares (See
     Instructions):               [ ]
--------------------------------------------------------------------------------
13)  Percent of Class Represented by Amount in Row (11):      6.3%

--------------------------------------------------------------------------------
14)  Type of Reporting Person (See Instructions):  OO

--------------------------------------------------------------------------------
* Based on 63,094,299 shares of the common stock, par value $0.001 per share (the "Shares"), outstanding of Verenium Corporation, a Delaware corporation (the "Company"), as of October 31, 2007, as disclosed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007. As of March 10, 2008, Charles River Partnership XII, LP, a Delaware limited partnership ("CRP XII"), owned (i) 3,876,358 Shares and (ii) warrants to purchase 68,513 Shares. As of March 10, 2008, CRV XII Affiliates Fund, LP, a Delaware limited partnership ("CRV Affiliates" and together with CRP XII, the "Partnerships"), owned (i) 52,967 Shares and (ii) warrants to purchase 936 Shares. As of March 10, 2008, Michael J. Zak beneficially owned, individually, an option to purchase 3,472 Shares. Charles River XII GP, LLC ("CR XII GP LLC") is the general partner of Charles River XII GP, LP ("CR XII GP LP") and CRV Affiliates. CR XII GP LP is the general partner of CRP XII. Each of Izhar Armony, Christopher Baldwin, Bruce I. Sachs, William P. Tai, George Zachary, and Michael J. Zak is a managing member of CR XII GP LLC. Each of CR XII GP LLC, CR XII GP LP and Messrs. Armony, Baldwin, Sachs, Tai, Zachary and Zak (collectively, the "Management Persons") may be deemed to beneficially own the securities owned by the Partnerships. Each of the Management Persons disclaims beneficial ownership of the securities reported herein held by the Partnerships, except to the extent of such person's pecuniary interest in each applicable Partnership, if any. The filing of this statement by any reporting person shall not be deemed an admission that such person is, for purposes of Section 13 of the Securities Exchange Act of 1934 or otherwise, the beneficial owner of any equity securities covered by this statement.

Cusip No.     92340P100
--------------------------------------------------------------------------------
1)   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only):

        CRV XII Affiliates Fund, LP

--------------------------------------------------------------------------------
2)   Check the Appropriate Box if a Member of a Group (See Instructions):

            (a)   [X]
            (b)   [ ]

--------------------------------------------------------------------------------
3)   SEC Use Only

--------------------------------------------------------------------------------
4)   Source of Funds (See Instructions):   WC, OO

--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e):
                    [ ]
--------------------------------------------------------------------------------
6)   Citizenship or Place of Organization:   Delaware

--------------------------------------------------------------------------------
     Number of                        7)  Sole Voting Power:                  0
                                          --------------------------------------
     Shares Beneficially              8)  Shared Voting Power:        3,998,774*
                                          --------------------------------------
     Owned by
     Each Reporting                   9)  Sole Dispositive Power:             0
                                          --------------------------------------
     Person With                     10)  Shared Dispositive Power:   3,998,774*
                                          --------------------------------------
--------------------------------------------------------------------------------
11)  Aggregate Amount Beneficially Owned by Each Reporting Person:
                      3,998,774*
--------------------------------------------------------------------------------
12)  Check  if  the  Aggregate  Amount in  Row (11) Excludes Certain Shares (See
     Instructions):               [ ]
--------------------------------------------------------------------------------
13)  Percent of Class Represented by Amount in Row (11):      6.3%

--------------------------------------------------------------------------------
14)  Type of Reporting Person (See Instructions):  OO

--------------------------------------------------------------------------------
* Based on 63,094,299 shares of the common stock, par value $0.001 per share (the "Shares"), outstanding of Verenium Corporation, a Delaware corporation (the "Company"), as of October 31, 2007, as disclosed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007. As of March 10, 2008, Charles River Partnership XII, LP, a Delaware limited partnership ("CRP XII"), owned (i) 3,876,358 Shares and (ii) warrants to purchase 68,513 Shares. As of March 10, 2008, CRV XII Affiliates Fund, LP, a Delaware limited partnership ("CRV Affiliates" and together with CRP XII, the "Partnerships"), owned (i) 52,967 Shares and (ii) warrants to purchase 936 Shares. As of March 10, 2008, Michael J. Zak beneficially owned, individually, an option to purchase 3,472 Shares. Charles River XII GP, LLC ("CR XII GP LLC") is the general partner of Charles River XII GP, LP ("CR XII GP LP") and CRV Affiliates. CR XII GP LP is the general partner of CRP XII. Each of Izhar Armony, Christopher Baldwin, Bruce I. Sachs, William P. Tai, George Zachary, and Michael J. Zak is a managing member of CR XII GP LLC. Each of CR XII GP LLC, CR XII GP LP and Messrs. Armony, Baldwin, Sachs, Tai, Zachary and Zak (collectively, the "Management Persons") may be deemed to beneficially own the securities owned by the Partnerships. Each of the Management Persons disclaims beneficial ownership of the securities reported herein held by the Partnerships, except to the extent of such person's pecuniary interest in each applicable Partnership, if any. The filing of this statement by any reporting person shall not be deemed an admission that such person is, for purposes of Section 13 of the Securities Exchange Act of 1934 or otherwise, the beneficial owner of any equity securities covered by this statement.

Cusip No.     92340P100
--------------------------------------------------------------------------------
1)   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only):

        Charles River XII GP, LLC

--------------------------------------------------------------------------------
2)   Check the Appropriate Box if a Member of a Group (See Instructions):

            (a)   [ ]
            (b)   [X]

--------------------------------------------------------------------------------
3)   SEC Use Only

--------------------------------------------------------------------------------
4)   Source of Funds (See Instructions):   OO

--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e):
                    [ ]
--------------------------------------------------------------------------------
6)   Citizenship or Place of Organization:   Delaware

--------------------------------------------------------------------------------
     Number of                        7)  Sole Voting Power:                  0
                                          --------------------------------------
     Shares Beneficially              8)  Shared Voting Power:        3,998,774*
                                          --------------------------------------
     Owned by
     Each Reporting                   9)  Sole Dispositive Power:             0
                                          --------------------------------------
     Person With                     10)  Shared Dispositive Power:   3,998,774*
                                          --------------------------------------
--------------------------------------------------------------------------------
11)  Aggregate Amount Beneficially Owned by Each Reporting Person:
                      3,998,774*
--------------------------------------------------------------------------------
12)  Check  if  the  Aggregate  Amount in  Row (11) Excludes Certain Shares (See
     Instructions):               [ ]
--------------------------------------------------------------------------------
13)  Percent of Class Represented by Amount in Row (11):      6.3%

--------------------------------------------------------------------------------
14)  Type of Reporting Person (See Instructions):  OO

--------------------------------------------------------------------------------
* Based on 63,094,299 shares of the common stock, par value $0.001 per share (the "Shares"), outstanding of Verenium Corporation, a Delaware corporation (the "Company"), as of October 31, 2007, as disclosed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007. As of March 10, 2008, Charles River Partnership XII, LP, a Delaware limited partnership ("CRP XII"), owned (i) 3,876,358 Shares and (ii) warrants to purchase 68,513 Shares. As of March 10, 2008, CRV XII Affiliates Fund, LP, a Delaware limited partnership ("CRV Affiliates" and together with CRP XII, the "Partnerships"), owned (i) 52,967 Shares and (ii) warrants to purchase 936 Shares. As of March 10, 2008, Michael J. Zak beneficially owned, individually, an option to purchase 3,472 Shares. Charles River XII GP, LLC ("CR XII GP LLC") is the general partner of Charles River XII GP, LP ("CR XII GP LP") and CRV Affiliates. CR XII GP LP is the general partner of CRP XII. Each of Izhar Armony, Christopher Baldwin, Bruce I. Sachs, William P. Tai, George Zachary, and Michael J. Zak is a managing member of CR XII GP LLC. Each of CR XII GP LLC, CR XII GP LP and Messrs. Armony, Baldwin, Sachs, Tai, Zachary and Zak (collectively, the "Management Persons") may be deemed to beneficially own the securities owned by the Partnerships. Each of the Management Persons disclaims beneficial ownership of the securities reported herein held by the Partnerships, except to the extent of such person's pecuniary interest in each applicable Partnership, if any. The filing of this statement by any reporting person shall not be deemed an admission that such person is, for purposes of Section 13 of the Securities Exchange Act of 1934 or otherwise, the beneficial owner of any equity securities covered by this statement.

Cusip No.     92340P100
--------------------------------------------------------------------------------
1)   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only):

        Charles River XII GP, LP

--------------------------------------------------------------------------------
2)   Check the Appropriate Box if a Member of a Group (See Instructions):

            (a)   [ ]
            (b)   [X]

--------------------------------------------------------------------------------
3)   SEC Use Only

--------------------------------------------------------------------------------
4)   Source of Funds (See Instructions):   OO

--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e):
                    [ ]
--------------------------------------------------------------------------------
6)   Citizenship or Place of Organization:   Delaware

--------------------------------------------------------------------------------
     Number of                        7)  Sole Voting Power:                  0
                                          --------------------------------------
     Shares Beneficially              8)  Shared Voting Power:        3,998,774*
                                          --------------------------------------
     Owned by
     Each Reporting                   9)  Sole Dispositive Power:             0
                                          --------------------------------------
     Person With                     10)  Shared Dispositive Power:   3,998,774*
                                          --------------------------------------
--------------------------------------------------------------------------------
11)  Aggregate Amount Beneficially Owned by Each Reporting Person:
                      3,998,774*
--------------------------------------------------------------------------------
12)  Check  if  the  Aggregate  Amount in  Row (11) Excludes Certain Shares (See
     Instructions):               [ ]
--------------------------------------------------------------------------------
13)  Percent of Class Represented by Amount in Row (11):      6.3%

--------------------------------------------------------------------------------
14)  Type of Reporting Person (See Instructions):  OO

--------------------------------------------------------------------------------
* Based on 63,094,299 shares of the common stock, par value $0.001 per share (the "Shares"), outstanding of Verenium Corporation, a Delaware corporation (the "Company"), as of October 31, 2007, as disclosed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007. As of March 10, 2008, Charles River Partnership XII, LP, a Delaware limited partnership ("CRP XII"), owned (i) 3,876,358 Shares and (ii) warrants to purchase 68,513 Shares. As of March 10, 2008, CRV XII Affiliates Fund, LP, a Delaware limited partnership ("CRV Affiliates" and together with CRP XII, the "Partnerships"), owned (i) 52,967 Shares and (ii) warrants to purchase 936 Shares. As of March 10, 2008, Michael J. Zak beneficially owned, individually, an option to purchase 3,472 Shares. Charles River XII GP, LLC ("CR XII GP LLC") is the general partner of Charles River XII GP, LP ("CR XII GP LP") and CRV Affiliates. CR XII GP LP is the general partner of CRP XII. Each of Izhar Armony, Christopher Baldwin, Bruce I. Sachs, William P. Tai, George Zachary, and Michael J. Zak is a managing member of CR XII GP LLC. Each of CR XII GP LLC, CR XII GP LP and Messrs. Armony, Baldwin, Sachs, Tai, Zachary and Zak (collectively, the "Management Persons") may be deemed to beneficially own the securities owned by the Partnerships. Each of the Management Persons disclaims beneficial ownership of the securities reported herein held by the Partnerships, except to the extent of such person's pecuniary interest in each applicable Partnership, if any. The filing of this statement by any reporting person shall not be deemed an admission that such person is, for purposes of Section 13 of the Securities Exchange Act of 1934 or otherwise, the beneficial owner of any equity securities covered by this statement.

Cusip No.     92340P100
--------------------------------------------------------------------------------
1)   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only):

        Izhar Armony

--------------------------------------------------------------------------------
2)   Check the Appropriate Box if a Member of a Group (See Instructions):

            (a)   [ ]
            (b)   [X]

--------------------------------------------------------------------------------
3)   SEC Use Only

--------------------------------------------------------------------------------
4)   Source of Funds (See Instructions):   OO

--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e):
                    [ ]
--------------------------------------------------------------------------------
6)   Citizenship or Place of Organization:   Israel

--------------------------------------------------------------------------------
     Number of                        7)  Sole Voting Power:                  0
                                          --------------------------------------
     Shares Beneficially              8)  Shared Voting Power:        3,998,774*
                                          --------------------------------------
     Owned by
     Each Reporting                   9)  Sole Dispositive Power:             0
                                          --------------------------------------
     Person With                     10)  Shared Dispositive Power:   3,998,774*
                                          --------------------------------------
--------------------------------------------------------------------------------
11)  Aggregate Amount Beneficially Owned by Each Reporting Person:
                      3,998,774*
--------------------------------------------------------------------------------
12)  Check  if  the  Aggregate  Amount in  Row (11) Excludes Certain Shares (See
     Instructions):               [ ]
--------------------------------------------------------------------------------
13)  Percent of Class Represented by Amount in Row (11):      6.3%

--------------------------------------------------------------------------------
14)  Type of Reporting Person (See Instructions):  IN

--------------------------------------------------------------------------------
* Based on 63,094,299 shares of the common stock, par value $0.001 per share (the "Shares"), outstanding of Verenium Corporation, a Delaware corporation (the "Company"), as of October 31, 2007, as disclosed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007. As of March 10, 2008, Charles River Partnership XII, LP, a Delaware limited partnership ("CRP XII"), owned (i) 3,876,358 Shares and (ii) warrants to purchase 68,513 Shares. As of March 10, 2008, CRV XII Affiliates Fund, LP, a Delaware limited partnership ("CRV Affiliates" and together with CRP XII, the "Partnerships"), owned (i) 52,967 Shares and (ii) warrants to purchase 936 Shares. As of March 10, 2008, Michael J. Zak beneficially owned, individually, an option to purchase 3,472 Shares. Charles River XII GP, LLC ("CR XII GP LLC") is the general partner of Charles River XII GP, LP ("CR XII GP LP") and CRV Affiliates. CR XII GP LP is the general partner of CRP XII. Each of Izhar Armony, Christopher Baldwin, Bruce I. Sachs, William P. Tai, George Zachary, and Michael J. Zak is a managing member of CR XII GP LLC. Each of CR XII GP LLC, CR XII GP LP and Messrs. Armony, Baldwin, Sachs, Tai, Zachary and Zak (collectively, the "Management Persons") may be deemed to beneficially own the securities owned by the Partnerships. Each of the Management Persons disclaims beneficial ownership of the securities reported herein held by the Partnerships, except to the extent of such person's pecuniary interest in each applicable Partnership, if any. The filing of this statement by any reporting person shall not be deemed an admission that such person is, for purposes of Section 13 of the Securities Exchange Act of 1934 or otherwise, the beneficial owner of any equity securities covered by this statement.

Cusip No.     92340P100
--------------------------------------------------------------------------------
1)   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only):

        Christopher Baldwin

--------------------------------------------------------------------------------
2)   Check the Appropriate Box if a Member of a Group (See Instructions):

            (a)   [ ]
            (b)   [X]

--------------------------------------------------------------------------------
3)   SEC Use Only

--------------------------------------------------------------------------------
4)   Source of Funds (See Instructions):   OO

--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e):
                    [ ]
--------------------------------------------------------------------------------
6)   Citizenship or Place of Organization:   United States

--------------------------------------------------------------------------------
     Number of                        7)  Sole Voting Power:                  0
                                          --------------------------------------
     Shares Beneficially              8)  Shared Voting Power:        3,998,774*
                                          --------------------------------------
     Owned by
     Each Reporting                   9)  Sole Dispositive Power:             0
                                          --------------------------------------
     Person With                     10)  Shared Dispositive Power:   3,998,774*
                                          --------------------------------------
--------------------------------------------------------------------------------
11)  Aggregate Amount Beneficially Owned by Each Reporting Person:
                      3,998,774*
--------------------------------------------------------------------------------
12)  Check  if  the  Aggregate  Amount in  Row (11) Excludes Certain Shares (See
     Instructions):               [ ]
--------------------------------------------------------------------------------
13)  Percent of Class Represented by Amount in Row (11):      6.3%

--------------------------------------------------------------------------------
14)  Type of Reporting Person (See Instructions):  IN

--------------------------------------------------------------------------------
* Based on 63,094,299 shares of the common stock, par value $0.001 per share (the "Shares"), outstanding of Verenium Corporation, a Delaware corporation (the "Company"), as of October 31, 2007, as disclosed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007. As of March 10, 2008, Charles River Partnership XII, LP, a Delaware limited partnership ("CRP XII"), owned (i) 3,876,358 Shares and (ii) warrants to purchase 68,513 Shares. As of March 10, 2008, CRV XII Affiliates Fund, LP, a Delaware limited partnership ("CRV Affiliates" and together with CRP XII, the "Partnerships"), owned (i) 52,967 Shares and (ii) warrants to purchase 936 Shares. As of March 10, 2008, Michael J. Zak beneficially owned, individually, an option to purchase 3,472 Shares. Charles River XII GP, LLC ("CR XII GP LLC") is the general partner of Charles River XII GP, LP ("CR XII GP LP") and CRV Affiliates. CR XII GP LP is the general partner of CRP XII. Each of Izhar Armony, Christopher Baldwin, Bruce I. Sachs, William P. Tai, George Zachary, and Michael J. Zak is a managing member of CR XII GP LLC. Each of CR XII GP LLC, CR XII GP LP and Messrs. Armony, Baldwin, Sachs, Tai, Zachary and Zak (collectively, the "Management Persons") may be deemed to beneficially own the securities owned by the Partnerships. Each of the Management Persons disclaims beneficial ownership of the securities reported herein held by the Partnerships, except to the extent of such person's pecuniary interest in each applicable Partnership, if any. The filing of this statement by any reporting person shall not be deemed an admission that such person is, for purposes of Section 13 of the Securities Exchange Act of 1934 or otherwise, the beneficial owner of any equity securities covered by this statement.

Cusip No.     92340P100
--------------------------------------------------------------------------------
1)   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only):

        Bruce I. Sachs

--------------------------------------------------------------------------------
2)   Check the Appropriate Box if a Member of a Group (See Instructions):

            (a)   [ ]
            (b)   [X]

--------------------------------------------------------------------------------
3)   SEC Use Only

--------------------------------------------------------------------------------
4)   Source of Funds (See Instructions):   OO

--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e):
                    [ ]
--------------------------------------------------------------------------------
6)   Citizenship or Place of Organization:   United States

--------------------------------------------------------------------------------
     Number of                        7)  Sole Voting Power:                  0
                                          --------------------------------------
     Shares Beneficially              8)  Shared Voting Power:        3,998,774*
                                          --------------------------------------
     Owned by
     Each Reporting                   9)  Sole Dispositive Power:             0
                                          --------------------------------------
     Person With                     10)  Shared Dispositive Power:   3,998,774*
                                          --------------------------------------
--------------------------------------------------------------------------------
11)  Aggregate Amount Beneficially Owned by Each Reporting Person:
                      3,998,774*
--------------------------------------------------------------------------------
12)  Check  if  the  Aggregate  Amount in  Row (11) Excludes Certain Shares (See
     Instructions):               [ ]
--------------------------------------------------------------------------------
13)  Percent of Class Represented by Amount in Row (11):      6.3%

--------------------------------------------------------------------------------
14)  Type of Reporting Person (See Instructions):  IN

--------------------------------------------------------------------------------
* Based on 63,094,299 shares of the common stock, par value $0.001 per share (the "Shares"), outstanding of Verenium Corporation, a Delaware corporation (the "Company"), as of October 31, 2007, as disclosed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007. As of March 10, 2008, Charles River Partnership XII, LP, a Delaware limited partnership ("CRP XII"), owned (i) 3,876,358 Shares and (ii) warrants to purchase 68,513 Shares. As of March 10, 2008, CRV XII Affiliates Fund, LP, a Delaware limited partnership ("CRV Affiliates" and together with CRP XII, the "Partnerships"), owned (i) 52,967 Shares and (ii) warrants to purchase 936 Shares. As of March 10, 2008, Michael J. Zak beneficially owned, individually, an option to purchase 3,472 Shares. Charles River XII GP, LLC ("CR XII GP LLC") is the general partner of Charles River XII GP, LP ("CR XII GP LP") and CRV Affiliates. CR XII GP LP is the general partner of CRP XII. Each of Izhar Armony, Christopher Baldwin, Bruce I. Sachs, William P. Tai, George Zachary, and Michael J. Zak is a managing member of CR XII GP LLC. Each of CR XII GP LLC, CR XII GP LP and Messrs. Armony, Baldwin, Sachs, Tai, Zachary and Zak (collectively, the "Management Persons") may be deemed to beneficially own the securities owned by the Partnerships. Each of the Management Persons disclaims beneficial ownership of the securities reported herein held by the Partnerships, except to the extent of such person's pecuniary interest in each applicable Partnership, if any. The filing of this statement by any reporting person shall not be deemed an admission that such person is, for purposes of Section 13 of the Securities Exchange Act of 1934 or otherwise, the beneficial owner of any equity securities covered by this statement.

Cusip No.     92340P100
--------------------------------------------------------------------------------
1)   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only):

        William P. Tai

--------------------------------------------------------------------------------
2)   Check the Appropriate Box if a Member of a Group (See Instructions):

            (a)   [ ]
            (b)   [X]

--------------------------------------------------------------------------------
3)   SEC Use Only

--------------------------------------------------------------------------------
4)   Source of Funds (See Instructions):   OO

--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e):
                    [ ]
--------------------------------------------------------------------------------
6)   Citizenship or Place of Organization:   United States

--------------------------------------------------------------------------------
     Number of                        7)  Sole Voting Power:                  0
                                          --------------------------------------
     Shares Beneficially              8)  Shared Voting Power:        3,998,774*
                                          --------------------------------------
     Owned by
     Each Reporting                   9)  Sole Dispositive Power:             0
                                          --------------------------------------
     Person With                     10)  Shared Dispositive Power:   3,998,774*
                                          --------------------------------------
--------------------------------------------------------------------------------
11)  Aggregate Amount Beneficially Owned by Each Reporting Person:
                      3,998,774*
--------------------------------------------------------------------------------
12)  Check  if  the  Aggregate  Amount in  Row (11) Excludes Certain Shares (See
     Instructions):               [ ]
--------------------------------------------------------------------------------
13)  Percent of Class Represented by Amount in Row (11):      6.3%

--------------------------------------------------------------------------------
14)  Type of Reporting Person (See Instructions):  IN

--------------------------------------------------------------------------------
* Based on 63,094,299 shares of the common stock, par value $0.001 per share (the "Shares"), outstanding of Verenium Corporation, a Delaware corporation (the "Company"), as of October 31, 2007, as disclosed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007. As of March 10, 2008, Charles River Partnership XII, LP, a Delaware limited partnership ("CRP XII"), owned (i) 3,876,358 Shares and (ii) warrants to purchase 68,513 Shares. As of March 10, 2008, CRV XII Affiliates Fund, LP, a Delaware limited partnership ("CRV Affiliates" and together with CRP XII, the "Partnerships"), owned (i) 52,967 Shares and (ii) warrants to purchase 936 Shares. As of March 10, 2008, Michael J. Zak beneficially owned, individually, an option to purchase 3,472 Shares. Charles River XII GP, LLC ("CR XII GP LLC") is the general partner of Charles River XII GP, LP ("CR XII GP LP") and CRV Affiliates. CR XII GP LP is the general partner of CRP XII. Each of Izhar Armony, Christopher Baldwin, Bruce I. Sachs, William P. Tai, George Zachary, and Michael J. Zak is a managing member of CR XII GP LLC. Each of CR XII GP LLC, CR XII GP LP and Messrs. Armony, Baldwin, Sachs, Tai, Zachary and Zak (collectively, the "Management Persons") may be deemed to beneficially own the securities owned by the Partnerships. Each of the Management Persons disclaims beneficial ownership of the securities reported herein held by the Partnerships, except to the extent of such person's pecuniary interest in each applicable Partnership, if any. The filing of this statement by any reporting person shall not be deemed an admission that such person is, for purposes of Section 13 of the Securities Exchange Act of 1934 or otherwise, the beneficial owner of any equity securities covered by this statement.

Cusip No.     92340P100
--------------------------------------------------------------------------------
1)   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only):

        George Zachary

--------------------------------------------------------------------------------
2)   Check the Appropriate Box if a Member of a Group (See Instructions):

            (a)   [ ]
            (b)   [X]

--------------------------------------------------------------------------------
3)   SEC Use Only

--------------------------------------------------------------------------------
4)   Source of Funds (See Instructions):   OO

--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e):
                    [ ]
--------------------------------------------------------------------------------
6)   Citizenship or Place of Organization:   United States

--------------------------------------------------------------------------------
     Number of                        7)  Sole Voting Power:                  0
                                          --------------------------------------
     Shares Beneficially              8)  Shared Voting Power:        3,998,774*
                                          --------------------------------------
     Owned by
     Each Reporting                   9)  Sole Dispositive Power:             0
                                          --------------------------------------
     Person With                     10)  Shared Dispositive Power:   3,998,774*
                                          --------------------------------------
--------------------------------------------------------------------------------
11)  Aggregate Amount Beneficially Owned by Each Reporting Person:
                      3,998,774*
--------------------------------------------------------------------------------
12)  Check  if  the  Aggregate  Amount in  Row (11) Excludes Certain Shares (See
     Instructions):               [ ]
--------------------------------------------------------------------------------
13)  Percent of Class Represented by Amount in Row (11):      6.3%

--------------------------------------------------------------------------------
14)  Type of Reporting Person (See Instructions):  IN

--------------------------------------------------------------------------------
* Based on 63,094,299 shares of the common stock, par value $0.001 per share (the "Shares"), outstanding of Verenium Corporation, a Delaware corporation (the "Company"), as of October 31, 2007, as disclosed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007. As of March 10, 2008, Charles River Partnership XII, LP, a Delaware limited partnership ("CRP XII"), owned (i) 3,876,358 Shares and (ii) warrants to purchase 68,513 Shares. As of March 10, 2008, CRV XII Affiliates Fund, LP, a Delaware limited partnership ("CRV Affiliates" and together with CRP XII, the "Partnerships"), owned (i) 52,967 Shares and (ii) warrants to purchase 936 Shares. As of March 10, 2008, Michael J. Zak beneficially owned, individually, an option to purchase 3,472 Shares. Charles River XII GP, LLC ("CR XII GP LLC") is the general partner of Charles River XII GP, LP ("CR XII GP LP") and CRV Affiliates. CR XII GP LP is the general partner of CRP XII. Each of Izhar Armony, Christopher Baldwin, Bruce I. Sachs, William P. Tai, George Zachary, and Michael J. Zak is a managing member of CR XII GP LLC. Each of CR XII GP LLC, CR XII GP LP and Messrs. Armony, Baldwin, Sachs, Tai, Zachary and Zak (collectively, the "Management Persons") may be deemed to beneficially own the securities owned by the Partnerships. Each of the Management Persons disclaims beneficial ownership of the securities reported herein held by the Partnerships, except to the extent of such person's pecuniary interest in each applicable Partnership, if any. The filing of this statement by any reporting person shall not be deemed an admission that such person is, for purposes of Section 13 of the Securities Exchange Act of 1934 or otherwise, the beneficial owner of any equity securities covered by this statement.

Cusip No.     92340P100
--------------------------------------------------------------------------------
1)   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only):

        Michael J. Zak

--------------------------------------------------------------------------------
2)   Check the Appropriate Box if a Member of a Group (See Instructions):

            (a)   [ ]
            (b)   [X]

--------------------------------------------------------------------------------
3)   SEC Use Only

--------------------------------------------------------------------------------
4)   Source of Funds (See Instructions):   OO

--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e):
                    [ ]
--------------------------------------------------------------------------------
6)   Citizenship or Place of Organization:   United States

--------------------------------------------------------------------------------
     Number of                        7)  Sole Voting Power:              3,472*
                                          --------------------------------------
     Shares Beneficially              8)  Shared Voting Power:        3,998,774*
                                          --------------------------------------
     Owned by
     Each Reporting                   9)  Sole Dispositive Power:         3,472*
                                          --------------------------------------
     Person With                     10)  Shared Dispositive Power:   3,998,774*
                                          --------------------------------------
--------------------------------------------------------------------------------
11)  Aggregate Amount Beneficially Owned by Each Reporting Person:
                      4,002,246*
--------------------------------------------------------------------------------
12)  Check  if  the  Aggregate  Amount in  Row (11) Excludes Certain Shares (See
     Instructions):               [ ]
--------------------------------------------------------------------------------
13)  Percent of Class Represented by Amount in Row (11):      6.3%

--------------------------------------------------------------------------------
14)  Type of Reporting Person (See Instructions):  IN

--------------------------------------------------------------------------------
* Based on 63,094,299 shares of the common stock, par value $0.001 per share (the "Shares"), outstanding of Verenium Corporation, a Delaware corporation (the "Company"), as of October 31, 2007, as disclosed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007. As of March 10, 2008, Charles River Partnership XII, LP, a Delaware limited partnership ("CRP XII"), owned (i) 3,876,358 Shares and (ii) warrants to purchase 68,513 Shares. As of March 10, 2008, CRV XII Affiliates Fund, LP, a Delaware limited partnership ("CRV Affiliates" and together with CRP XII, the "Partnerships"), owned (i) 52,967 Shares and (ii) warrants to purchase 936 Shares. As of March 10, 2008, Michael J. Zak beneficially owned, individually, an option to purchase 3,472 Shares. Charles River XII GP, LLC ("CR XII GP LLC") is the general partner of Charles River XII GP, LP ("CR XII GP LP") and CRV Affiliates. CR XII GP LP is the general partner of CRP XII. Each of Izhar Armony, Christopher Baldwin, Bruce I. Sachs, William P. Tai, George Zachary, and Michael J. Zak is a managing member of CR XII GP LLC. Each of CR XII GP LLC, CR XII GP LP and Messrs. Armony, Baldwin, Sachs, Tai, Zachary and Zak (collectively, the "Management Persons") may be deemed to beneficially own the securities owned by the Partnerships. Each of the Management Persons disclaims beneficial ownership of the securities reported herein held by the Partnerships, except to the extent of such person's pecuniary interest in each applicable Partnership, if any. The filing of this statement by any reporting person shall not be deemed an admission that such person is, for purposes of Section 13 of the Securities Exchange Act of 1934 or otherwise, the beneficial owner of any equity securities covered by this statement.

Item 3.   Source and Amount of Funds or Other Consideration
          -------------------------------------------------

          The second paragraph of Item 3 is hereby deleted and restated in its entirety as follows:

          The remaining Shares owned by CRP XII and CRV Affiliates were purchased on the open market. CRP XII and CRV Affiliates used their respective working capital to purchase their respective Shares. On February 29, 2008, CRP XII and CRV Affiliates purchased 434,010 and 5,931 Shares, respectively, at an average price of $2.77 per Share. On March 3, 2008, CRP XII and CRV Affiliates purchased 404,388 and 5,526 Shares, respectively, at an average price of $2.99 per Share. On March 4, 2008, CRP XII and CRV Affiliates purchased 317,414 and 4,338 Shares, respectively, at an average price of $2.88 per Share. On March 5, 2008, CRP XII and CRV Affiliates purchased 85,088 and 1,163 Shares, respectively, at an average price of $2.99 per Share. On March 6, 2008, CRP XII and CRV Affiliates purchased 62,200 and 850 Shares, respectively, at an average price of $3.02 per Share. On March 7, 2008, CRP XII and CRV Affiliates purchased 106,307 and 1,453 Shares, respectively, at an average price of $3.03 per Share. On March 10, 2008, CRP XII and CRV Affiliates purchased 184,387 and 2,520 Shares, respectively, at an average price of $3.05 per Share.


Item 5.   Interest in Securities of the Issuer
          ------------------------------------

          Item 5 is hereby deleted and restated in its entirety as follows:

          Based upon the information set forth in the Company's Form 10-Q, for the fiscal quarter ended September 30, 2007, there were 63,094,299 shares of Common Stock issued and outstanding as of October 31, 2007. As of March 10, 2008, Charles River Partnership XII, LP, a Delaware limited partnership ("CRP XII"), owned (i) 3,876,358 Shares and (ii) warrants to purchase 68,513 Shares. As of March 10, 2008, CRV XII Affiliates Fund, LP, a Delaware limited partnership ("CRV Affiliates" and together with CRP XII, the "Partnerships"), owned (i) 52,967 Shares and (ii) warrants to purchase 936 Shares. As of March 10, 2008, Michael J. Zak beneficially owned, individually, an option to purchase 3,472 Shares. Charles River XII GP, LLC ("CR XII GP LLC") is the general partner of Charles River XII GP, LP ("CR XII GP LP") and CRV Affiliates. CR XII GP LP is the general partner of CRP XII. Each of Izhar Armony, Christopher Baldwin, Bruce
I. Sachs, William P. Tai, George Zachary, and Michael J. Zak is a managing member of CR XII GP LLC. Each of CR XII GP LLC, CR XII GP LP and Messrs. Armony, Baldwin, Sachs, Tai, Zachary and Zak (collectively, the "Management Persons") may be deemed to beneficially own the securities owned by the Partnerships. Each of the Management Persons disclaims beneficial ownership of the securities reported herein held by the Partnerships, except to the extent of such person's pecuniary interest in each applicable Partnership, if any. The filing of this statement by any reporting person shall not be deemed an admission that such person is, for purposes of Section 13 of the Securities Exchange Act of 1934 or otherwise, the beneficial owner of any equity securities covered by this statement.

          Since the most recent filing on Schedule 13D, the Filing Persons effected the following transactions in Shares or securities convertible into, exercisable for or exchangeable for Shares: on March 4, 2008, CRP XII and CRV Affiliates purchased 317,414 and 4,338 Shares, respectively, on the open market at an average price of $2.88 per Share; on March 5, 2008, CRP XII and CRV Affiliates purchased 85,088 and 1,163 Shares, respectively, on the open market at an average price of $2.99 per Share; on March 6, 2008, CRP XII and CRV Affiliates purchased 62,200 and 850 Shares, respectively, on the open market at an average price of $3.02 per Share; on March 7, 2008, CRP XII and CRV Affiliates purchased 106,307 and 1,453 Shares, respectively, on the open market at an average price of $3.03 per Share; and on March 10, 2008, CRP XII and CRV Affiliates purchased 184,387 and 2,520 Shares, respectively, on the open market at an average price of $3.05 per Share.

          Except as described in this Schedule 13D, as amended, no other Shares are owned, beneficially or otherwise, by the Filing Persons.


Item 7.   Material to be Filed as Exhibits
          --------------------------------

         Appendix A         Joint Filing Agreement, dated as of March 13, 2008,
                            by and among the Filing Persons.

                                    Signature
                                    ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




/s/ John A. Genest
---------------------------------------------           March 13, 2008
John A. Genest as attorney-in-fact for
Charles River XII GP, LLC, general partner of
Charles River XII GP, LP, general partner of
Charles River Partnership XII, LP


/s/ John A. Genest
---------------------------------------------           March 13, 2008
John A. Genest as attorney-in-fact for
Charles River XII GP, LLC, general partner of
CRV XII Affiliates Fund, LP


/s/ John A. Genest
---------------------------------------------           March 13, 2008
John A. Genest as attorney-in-fact for
Charles River XII GP, LLC, general partner of
Charles River XII GP, LP


/s/ John A. Genest
---------------------------------------------           March 13, 2008
John A. Genest as attorney-in-fact for
Charles River XII GP, LLC


/s/ John A. Genest
---------------------------------------------           March 13, 2008
John A. Genest as attorney-in-fact for
Izhar Armony


/s/ John A. Genest
---------------------------------------------           March 13, 2008
John A. Genest as attorney-in-fact for
Christopher Baldwin


/s/ John A. Genest
---------------------------------------------           March 13, 2008
John A. Genest as attorney-in-fact for
Bruce I. Sachs

/s/ John A. Genest
---------------------------------------------           March 13, 2008
John A. Genest as attorney-in-fact for
William P. Tai


/s/ John A. Genest
---------------------------------------------           March 13, 2008
John A. Genest as attorney-in-fact for
George Zachary



/s/ John A. Genest
---------------------------------------------           March 13, 2008
John A. Genest as attorney-in-fact for
Michael J. Zak





  Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).

                                   APPENDIX A

Each of Charles River Partnership XII, LP, CRV XII Affiliates Fund, LP, Charles River XI GP, LP, Charles River XII GP, LLC, Izhar Armony, Christopher Baldwin, Bruce I. Sachs, William P. Tai, George Zachary and Michael J. Zak agree, by their execution below, that the Schedule 13D, as amended, to which this Appendix A is attached is filed on behalf of each of them, respectively.




/s/ John A. Genest
---------------------------------------------           March 13, 2008
John A. Genest as attorney-in-fact for
Charles River XII GP, LLC, general partner of
Charles River XII GP, LP, general partner of
Charles River Partnership XII, LP


/s/ John A. Genest
---------------------------------------------           March 13, 2008
John A. Genest as attorney-in-fact for
Charles River XII GP, LLC, general partner of
CRV XII Affiliates Fund, LP


/s/ John A. Genest
---------------------------------------------           March 13, 2008
John A. Genest as attorney-in-fact for
Charles River XII GP, LLC, general partner of
Charles River XII GP, LP


/s/ John A. Genest
---------------------------------------------           March 13, 2008
John A. Genest as attorney-in-fact for
Charles River XII GP, LLC


/s/ John A. Genest
---------------------------------------------           March 13, 2008
John A. Genest as attorney-in-fact for
Izhar Armony


/s/ John A. Genest
---------------------------------------------           March 13, 2008
John A. Genest as attorney-in-fact for
Christopher Baldwin


/s/ John A. Genest
---------------------------------------------           March 13, 2008
John A. Genest as attorney-in-fact for
Bruce I. Sachs

/s/ John A. Genest
---------------------------------------------           March 13, 2008
John A. Genest as attorney-in-fact for
William P. Tai


/s/ John A. Genest
---------------------------------------------           March 13, 2008
John A. Genest as attorney-in-fact for
George Zachary



/s/ John A. Genest
---------------------------------------------           March 13, 2008
John A. Genest as attorney-in-fact for
Michael J. Zak